UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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TECUMSEH PRODUCTS COMPANY

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2

On April 17, 2009, the following letter from Edwin L. Buker, the Chairman, President and Chief Executive Officer of Tecumseh Products Company, was sent to  Todd W. Herrick, President of the Herrick Foundation, and may be used in discussions with shareholders on or after this date.

BY E-MAIL AND FEDEX

Mr. Todd W. Herrick

Herrick Foundation

c/o Michael Indenbaum

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226-3506

April 17, 2009

Dear Todd:

I am very disappointed, but, unfortunately, not surprised, with your rejection of my April 2nd settlement proposal. It seems clear that you and the Herrick Foundation are not interested in resolving the ongoing disputes between Tecumseh Products Company and the Herrick Foundation unless the Herrick Foundation is permitted to handpick a majority of Tecumseh’s directors.

As you should know, we believe that it would be irresponsible, inappropriate and completely unfair to Tecumseh’s shareholders (other than the Herrick Foundation, of course) to permit the Herrick entities (including the Foundation, the Trusts and individual holdings) which hold approximately 33% of the outstanding voting power of and a 10% economic stake in Tecumseh to designate a majority of the Board. The Board must identify the best-qualified director candidates (in light of Tecumseh’s needs) and, if such persons are willing to serve as directors, recommend that shareholders support those candidates. That is exactly what the Board did here.

When I was hired in late 2007, I was tasked by the Board with, among other things, transforming Tecumseh from what it was at that time – a dramatically underperforming company that had teetered on the brink of bankruptcy months before – to a “best in class” compressor manufacturer. As part of this mandate, the Board expected that I would use my experience and contacts to identify and hire (if possible) individuals who could help with the major transformation. We already have made significant changes to the Tecumseh management team and, we believe, are well positioned to drive a major transformation and, as a result, enhance shareholder value. We are making real progress, notwithstanding the condition of the business and operations when I joined Tecumseh and the unprecedented economic downturn of 2008. We still have work to do.

In order to successfully implement this transformation and weather the economic storm, this “best in class” approach must extend to Tecumseh’s Board. We need directors who can be a resource to management and who can work together to enhance shareholder value. As you know, the independent Governance and Nominating Committee of the Board has responsibility for identifying and recommending to the full Board director candidates. The G&N Committee, with the assistance of Korn/Ferry, identified and carefully evaluated against our selection criteria individuals who based on

Tecumseh Products Company

1136 Oak Valley Dr.

Ann Arbor, MI 48108

734-585-9500

www.tecumseh.com

their backgrounds and experience would qualify as independent directors under NASDAQ listing standards and be true resources to Tecumseh’s management team and help guide Tecumseh through this difficult transformation.

The pool of potential candidates included individuals known to me and other directors. Your assertion that Bill Redmond and Greg Smith are not “independent” because they have had past professional associations with me and Jeff Quinn respectively is simply incorrect. Each is a highly qualified and experienced professional who will bring that experience to bear on Tecumseh’s board, exercising independent judgment and working constructively with his colleagues. We know this in part from our experience working with these individuals, and their willingness to serve under challenging circumstances has in turn allowed us to attract other outstanding candidates.

I flatly reject your suggestion that drawing from a pool of candidates that includes people I’ve worked with in the past somehow inappropriate. Indeed, it is what I consciously set out to do and will continue to do in my role because it works. We believe that each of your nominees have prior relationships with Herrick Foundation and/or its advisors. I doubt that your candidate selection process included any of the professionalism and rigor that ours did. We do not believe that your candidates can compete with ours in terms of qualifications and experience.

You also say in your letter that the Board should include an “identified industry expert” (a suggestion also made by your counsel in discussions with our counsel) – however, you fail to identify any such industry expert. (Your comment implicitly concedes that Kent Herrick provides no such expertise.) Not surprisingly, as a logical part of the search for potential director candidates, we asked Korn/Ferry to identify any individuals with compressor industry experience who might be interested in serving on the Company’s Board. They were unable to identify any potential candidate with such qualifications who was interested in serving on our board. In addition, I personally approached someone from the industry with years of experience; however, he was not interested in serving as a director. While I agree that having a director with compressor industry experience would be desirable, I do not view it as a “must” and I strongly disagree with the implication that such a director should essentially manage the company. If compressor industry experience is truly essential to managing this company, that experience belongs at the CEO level. The board should provide oversight and direction.

I will not use this letter to review in-depth the business performance of this company under your leadership; however, I will note that under your leadership, the company went from a net cash position in 2001 of $290 million to a net debt position of $300 million in just 5 years. This period was marked by failed acquisitions, investments in redundant assets and a series of expensive new products that never made it to market. All told, retained earnings of the company were ultimately diminished by half from over a billion dollars to $500 million after the necessary asset write downs and losses initiated while you were in charge – a stunning example of value destruction. We believe this is a clear indication that your decades of experience in the compressor industry could not prevent the consequences of poor business management.

Your letter includes several other inaccuracies and misleading statements (in some cases, statements have been taken completely out of context), which I am not going to respond to in this letter.

Tecumseh Products Company

1136 Oak Valley Dr.

Ann Arbor, MI 48108

734-585-9500

www.tecumseh.com

Rather, I have attempted to explain, again, the Board’s objectives in selecting a slate of directors and the process undertaken to identify and vet potential director candidates.

As I have said, the disputes between the Company and the Herricks must be resolved as soon as possible. These matters have been, and will continue to be, a significant distraction to the management team and the Board and have resulted in a real waste of Company resources. Any resolution would have to be reasonable and in the best interests of the Company and all of its shareholders, not just the Herrick Foundation. Therefore, we are available, at any time, to discuss ways in which the disputes can be resolved.

Very truly yours,

Edwin L. Buker

Chairman, President and

Chief Executive Officer

cc:	Lynn Dennison, Esq.
Michael J. Aiello, Esq.
Patrick Duerr, Esq.

Tecumseh Products Company

1136 Oak Valley Dr.

Ann Arbor, MI 48108

734-585-9500

www.tecumseh.com

ON MARCH 27, 2009, TECUMSEH PRODUCTS COMPANY FILED A PRELIMINARY PROXY STATEMENT/PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). BEFORE SOLICITING PROXIES, WE WILL PROVIDE SHAREHOLDERS WITH A DEFINITIVE PROXY STATEMENT/PROSPECTUS CONTAINING INFORMATION ABOUT THE COMPANY AND CERTAIN PROPOSALS TO BE PRESENTED TO A VOTE OF SHAREHOLDERS AT ITS 2009 ANNUAL MEETING. WE ADVISE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS WE FILE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THEY MAY ALSO ACCESS A COPY OF OUR DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY ACCESSING WWW.TECUMSEH.COM. IN ADDITION, SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY CONTACTING GEORGESON INC. TOLL FREE AT (866) 203-1198 (BANKS AND BROKERS CALL (212) 440-9800).

TECUMSEH PRODUCTS COMPANY, OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. INFORMATION ABOUT OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS. INFORMATION ABOUT THE PARTICIPANTS’ DIRECT OR INDIRECT INTERESTS IN THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REFERRED TO ABOVE.